                                                                                                                                                                                                                                                                                        Exhibit 99.1

News Release

AGL Resources Reports Second Quarter 2009 Results; Reaffirms Fiscal 2009 Earnings Guidance

•	Second quarter 2009 diluted earnings per share (EPS) of $0.26 per share, compared with $(0.15) per diluted share in second quarter 2008

•	Year-to-date diluted EPS of $1.81 per share, compared with $1.01 per diluted share for the prior-year period

•	Company reaffirms 2009 earnings guidance in the range of $2.65 to $2.75 per diluted share

ATLANTA – July 30, 2009 – AGL Resources Inc. (NYSE: AGL) today reported second quarter net income of $20 million, or $0.26 per basic (and diluted) share, compared with a loss of $11 million, or $(0.15) per basic (and diluted) share for the second quarter of 2008.

The company’s second quarter 2009 results reflect improved year-over-year contributions from the distribution operations and wholesale services segments and lower results from the energy investments segment.

For the six months ended June 30, 2009, net income was $139 million, or $1.81 per diluted share, compared with net income of $78 million, or $1.01 per diluted share, for the same period in 2008.

“Our businesses have performed well during the first half of the year,” said John W. Somerhalder II, AGL Resources chairman, president and chief executive officer.  “In a challenging economic environment, our focus continues to be on effectively managing our costs, improving our operating performance and executing our regulatory strategy.”

BUSINESS SEGMENT RESULTS

Distribution Operations

The distribution operations segment contributed EBIT (earnings before interest and taxes) of $63 million, compared with $57 million in the second quarter of 2008.  The improvement over the prior-year quarter was due primarily to higher charges to marketers in Georgia for the storage of natural gas inventory and increased pipeline replacement revenues at Atlanta Gas Light.  A revision in estimated unbilled natural gas volumes at Elizabethtown Gas, recorded in the second quarter of 2008, also contributed to the favorable year-over-year variance.
Operating expenses of $130 million were $7 million higher than in the same period in 2008.  Expenses were higher as a result of increases in environmental liabilities, pension costs and depreciation expense.  Year-to-date segment EBIT for distribution operations was $193 million, compared with $180 million in 2008.

Retail Energy Operations

The retail energy operations segment, consisting of SouthStar Energy Services, reported second-quarter 2009 EBIT of $5 million, compared with $6 million in the second quarter of 2008.
Higher margins resulting from favorable market conditions and decreasing commodity prices were offset by a decline in average customer count and a change in the retail pricing mix, with a higher number of customers on lower-margin retail pricing plans as compared to last year, reflecting increased competition in the retail pricing market for natural gas in Georgia.  Operating margins in the Ohio and Florida markets also were down slightly during the period relative to the prior year.  Operating expenses in the second quarter of 2009 were flat relative to the prior-year period.  Year-to-date segment EBIT for retail energy operations was $68 million, equal to last year’s contribution for the same period.

Wholesale Services

The wholesale services segment, consisting primarily of Sequent Energy Management, recorded an EBIT loss of $11 million for the second quarter of 2009, compared with an EBIT loss of $65 million in the second quarter of 2008.  The significant year-over-year variance was driven mainly by $55 million, or $0.45 per diluted share, in pre-tax hedge losses recorded in the wholesale services segment during the second quarter of 2008, resulting from a significant increase in forward New York Mercantile Exchange (NYMEX) natural gas prices and the widening of transportation basis spreads.  The decline in forward NYMEX natural gas prices and the narrowing of transportation basis spreads during 2009 resulted in $13 million in hedge gains during this year’s second quarter.  Commercial activity in the wholesale services segment was lower year-over-year, reflecting lower market volatility.  Operating expenses were essentially flat as compared to the prior-year period.  Year-to-date segment EBIT for wholesale services was $27 million, compared with an EBIT loss of $64 million for the same period last year.

Energy Investments

The energy investments segment contributed EBIT of $2 million for the second quarter of 2009, compared with EBIT of $10 million during the prior-year period.  The decline in year-over-year results reflects $7 million in operating margin associated with a network expansion project completed by AGL Networks in the second quarter of 2008.  Interruptible revenues at Jefferson Island Storage & Hub also were down $1 million in the second quarter of 2009 as compared with the prior-year period.  Operating expenses for the energy investments segment were flat year-over-year.  Year-to-date segment EBIT was $4 million, compared with $15 million in 2008.  This decline also reflects the previously mentioned $7 million in operating margin related to a network expansion project completed by AGL Networks in 2008.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for the second quarter of 2009 was $24 million, down $2 million from the second quarter of 2008.  The decline in interest expense resulted from a decrease in short-term interest rates, partially offset by higher average debt outstanding.  Interest expense for the six months ended June 30, 2009 was $49 million, down $7 million from the same period last year, for the same reasons.    Income taxes for the second quarter of 2009 were $13 million, compared with an income tax benefit of $7 million in the second quarter of 2008.  For the six months ended June 30, 2009, income tax expense was $85 million, compared with $47 million for the same period in 2008.  These increases primarily reflect higher consolidated earnings year-to-date relative to the same period in 2008.

DIVIDEND DECLARED

The Board of Directors of AGL Resources has declared a quarterly dividend of $0.43 per share on the company’s common stock.  The dividend will be paid September 1, 2009 to shareholders of record at the close of business on August 14, 2009.  The dividend payment will mark the 247th consecutive quarterly dividend the company has paid since 1948.

2009 EARNINGS OUTLOOK

AGL Resources continues to expect its 2009 earnings to be in the range of $2.65 to $2.75 per diluted share.  This earnings expectation assumes normal weather and average volatility in natural gas prices. However, unanticipated changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2009 significantly above or below this outlook.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will host its second-quarter 2009 earnings conference call and webcast on Thursday, July 30, 2009, at 9 a.m. Eastern Time.  The webcast can be accessed via the Investor Relations section of the AGL Resources Web site at www.aglresources.com, or by dialing 800/591-6923 in the United States or 617/614-4907 outside the United States. The confirmation code is 28957444. A replay of the conference call will be available by dialing 888/286-8010 in the United States or 617/801-6888 outside the United States, with a confirmation code of 97042045. A replay of the call also will be available on the Investor Relations section of the company's Web site for seven days following the call.

About AGL Resources

AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," “potential,” "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the information under the heading “2009 Earnings Outlook.” Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; the impact of acquisitions and divestitures; direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including recent disruptions in the capital markets and lending environment and the current economic downturn; and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters such as hurricanes on the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information

Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations and on operating margin. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure that includes operating income, other income and expenses. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income or net income attributable to AGL Resources Inc. as determined in accordance with GAAP. In addition, the company's EBIT and operating margin may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at www.aglresources.com under the Investor Relations section.

Contacts:               Financial
Steve Cave
Office:  404-584-3801
Cell: 678-642-4258
scave@aglresources.com

Media
Tami Gerke
Office:404-584-3873
Cell:404-358-2307
tgerke@aglresources.com

	AGL Resources Inc.
	Condensed Consolidated Statements of Income
	For the Three and Six Months Ended
	June 30, 2009 and 2008
	Unaudited
	(In millions, except per share amounts)
	Three Months			Six Months

	6/30/2009	6/30/2008	Fav/(Unfav)	6/30/2009	6/30/2008	Fav/(Unfav)

Operating Revenues	$377	$444	$(67)	$1,372	$1,456	$(84)

Cost of Gas	152	275	123	741	932	191

Operation and Maintenance Expenses	119	114	(5)	244	233	(11)

Depreciation and Amortization	39	38	(1)	78	74	(4)

Taxes Other Than Income	12	11	(1)	24	23	(1)

Total Operating Expenses	322	438	116	1,087	1,262	175

Operating Income	55	6	49	285	194	91

Other Income	3	3	-	5	4	1

Earnings Before Interest & Taxes	58	9	49	290	198	92

Interest Expense, Net	24	26	2	49	56	7

Earnings Before Income Taxes	34	(17)	51	241	142	99

Income Tax Expense (Benefit)	13	(7)	(20)	85	47	(38)

Net Income (Loss)	21	(10)	31	156	95	61

Less Net Income Attributable to Noncontrolling Interest	1	1	-	17	17	-
Net Income (Loss) Attributable to AGL Resources Inc.	$20	$(11)	$31	$139	$78	$61

Earnings (Loss) Per Common Share
Basic	$0.26	$(0.15)	$0.41	$1.81	$1.02	$0.79
Diluted	$0.26	$(0.15)	$0.41	$1.81	$1.01	$0.80
Shares Outstanding
Basic	76.7	76.2	(0.5)	76.8	76.2	(0.6)
Diluted	76.9	76.2	(0.7)	76.9	76.4	(0.5)

	AGL Resources Inc.
	EBIT Schedule
	For the Three and Six Months Ended
	June 30, 2009 and 2008
	Unaudited
	(In millions, except per share amounts)

	Three Months			Six Months

	6/30/2009	6/30/2008	Fav/(Unfav)	6/30/2009	6/30/2008	Fav/(Unfav)

Distribution Operations	$63	$57	$6	$193	$180	$13
Retail Energy Operations	5	6	(1)	68	68	-
Wholesale Services	(11)	(65)	54	27	(64)	91
Energy Investments	2	10	(8)	4	15	(11)
Corporate	(1)	1	(2)	(2)	(1)	(1)
Consolidated EBIT	58	9	49	290	198	92
Interest Expense, Net	24	26	2	49	56	7
Income Tax Expense (Benefit)	13	(7)	(20)	85	47	(38)
Net Income (Loss)	21	(10)	31	156	95	61

Less Net Income Attributable to the Noncontrolling Interest	1	1	-	17	17	-
Net Income (Loss) Attributable to AGL Resources Inc.	$20	$(11)	$31	$139	$78	$61

Earnings (Loss) per Common Share
Basic	$0.26	$(0.15)	$0.41	$1.81	$1.02	$0.79
Diluted	$0.26	$(0.15)	$0.41	$1.81	$1.01	$0.80

	AGL Resources Inc.
	Reconciliation of Operating Margin to Operating Revenues
	For the Three and Six Months Ended
	June 30, 2009 and 2008
	Unaudited
	(In millions)

	Three Months			Six Months

	6/30/2009	6/30/2008	Fav/(Unfav)	6/30/2009	6/30/2008	Fav/(Unfav)

Operating Revenues	$377	$444	$(67)	$1,372	$1,456	$(84)
Cost of Gas	152	275	123	741	932	191
Operating Margin	$225	$169	$56	$631	$524	$107